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                                                                      EXHIBIT 15

                              NOTICE OF NOMINATION


                                September 11, 2000


Secretary
Digital Lightwave, Inc.
15550 Lightwave Drive
Clearwater, FL 33760

              Re:  Nomination of Directors

Dear Sir:

              Pursuant to Section 2(c) of the bylaws of Digital Lightwave, Inc. (the "Company"), I hereby notify the Company of my intention to nominate the individuals listed below for election as directors of the Company at the Company's 2000 Annual Meeting. In addition, set forth below is the information specified by Section 2(c) with respect to each of these nominees.

              1.        Name: Gerry Chastelet
                        Age:  53
                        Business Address:  15550 Lightwave Drive,
                        Clearwater, FL 33760
                        Residence Address: 540 Carillon Parkway,
                        St. Petersburg, Florida 33716
                        Principal Occupation, 5 year history and other
              board positions: Chairman of the Board, President and CEO of the Company. Prior to joining the Company in 1998 as President and CEO, he was President and CEO of Wandel & Golterman Technologies, Inc. from December 1995 to October 1998 and from June 1993 to November 1995 he was Vice President, Marketing and Service - Americas and Pacific for Network Systems Corporation. He is a director of Ware Rider Communication, Inc. and Technology Research Corporation.
                        Number of Shares of Common Stock Owned:  100,585

              2.        Name: Dr. William F. Hamilton
                        Age:  61
                        Business Address:  3537 Locust Walk,
                        Philadelphia, PA 19104
                        Residence Address: 726 Amherst Circle,
                        Wayne, Pennsylvania 19087
                        Principal Occupation, 5 year history and other
              board positions: Landau Professor of Management and Technology at The Wharton School of the University of Pennsylvania. He has been a professor at the University of


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                     Pennsylvania since 1967. He is a director of Hunt
                     Manufacturing Co., Marlton Technologies, Inc. and Neose Technologies.
                               Number of Shares of Common Stock Owned: 33,333

                     3.        Name: Peter Guglielmi
                               Age:  58
                               Business Address:  4951 Indiana Avenue,
                               Lisle, Illinois 60532
                               Residence Address: 8111 Woodside Lane,
                               La Grange, Illinois 60525
                               Principal Occupation, 5 year history and other
                     board positions: Executive Vice President of Tellabs, Inc. From 1998 until 2000 he served as Executive Vice President, Chief Financial Officer of Tellabs, and was elected to the Tellabs board in 1993. He also served as President of Tellabs International, Inc. from 1993 to 1997. Prior to joining Tellabs, Mr. Gugliemi was Vice President of Finance and Treasurer of Paradyne Corporation for five years. Mr. Guglielmi currently serves on the boards of Tellabs, JDS Uniphase Corporation, and Internet Communications Corporation.
                               Number of Shares of Common Stock Owned:  0

                     4.        Name: Robert F. Hussey
                               Age:  51
                               Business Address:  424 Madison Avenue,
                               New York, New York 10017
                               Residence Address: 16 Westbury Road,
                               Garden City , New York, 11530
                               Principal Occupation, 5 year history and other
                     board positions: Private Investor. He was President and CEO of MetroVision of North America, Inc. from February 1991 until April 1997, when it merged with York Hanover Health Care,. Inc. He has been a director of IVEX Corporation since May 1993,Digital Data, Inc. since November 1997 and Nur Macroprinters Ltd. since December 1997, as well as on the board of advisors for Kaufmann Fund since December 1996, Argentum Capital Partners, I and II since June 1990, and Josephthal & Company, Inc. since December 1997
                               Number of Shares of Common Stock Owned:  0

                     5.        Name: Gerald A. Fallon
                               Age:  51
                               Business Address:  Key Corp Capital Markets,
                               127 Public Square, Cleveland, Ohio 44114
                               Residence Address: 10401 Lake Shore Boulevard, Bratenahl, Ohio 44108
                               Principal Occupation, 5 year history and other
              board positions: Gerald A. Fallon is Executive Vice President and Manager of Capital Markets for KeyBank, NA and Senior Managing Director of Capital Markets for McDonald Investments Inc. His responsibilities include managing the area of Interest Rate Derivatives; Equity Derivatives; Foreign Exchange; Asset Securitization; Emerging Asset Finance; Bond Options and Futures; Energy Trading and Derivatives; and, New Products.
                     He joined KeyCorp in1994 from Kemper Securities in Chicago where he was Executive Vice President. He began his investment banking career in 1973 with the US

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              Trust Company of New York as a Portfolio Manager. In 1976, he
              moved to Weeden & Co. where he was the National Manager and Vice President of Municipal Bond Underwriting. From 1979 to 1988, he worked for E.F. Hutton, Inc. where he was Senior Vice President and National Manager of Municipal Short Term Sales, Trading and Underwriting, and later named National Manager of New Product Development. From 1988 to 1989, he worked at Lehman Brothers as a result of the E.F. Hutton merger.
                          Number of Shares of Common Stock Owned: 0

                     I am the record holder of 2,000,000 shares of the Company's common stock.

                     If you or the Company believe that I am required to supply additional information to comply with Bylaw 2(c), please notify me as promptly as practicable.

                                       Sincerely yours,


                                       -----------------
                                       Bryan Zwan
                                       Record Address: P.O. Box 2944
                                                       Clearwater, Florida 33757